EXHIBIT 11Q


                           DECORATOR INDUSTRIES, INC.
             COMPUTATION OF DILUTED INCOME PER SHARE OF COMMON STOCK
                FOR THE FIVE FISCAL YEARS ENDED DECEMBER 29, 2001



                              2001               2000               1999               1998               1997
                           ----------         ----------         ----------         ----------         ----------
Net income                 $  861,561         $  133,198         $2,552,278         $3,080,895         $2,898,339
                           ==========         ==========         ==========         ==========         ==========

Average number of
Common Shares
Outstanding                 2,812,882          3,041,364          3,378,721          3,631,457          3,714,838

Dilutive effect of
Stock options on
Net income                      7,895             35,896            138,960            249,162            253,542
                           ----------         ----------         ----------         ----------         ----------

                            2,820,777          3,077,260          3,517,681          3,880,619          3,968,380
                           ==========         ==========         ==========         ==========         ==========

Diluted earnings
Per share:

Net income                 $     0.31         $     0.04         $     0.73         $     0.79         $     0.73
                           ==========         ==========         ==========         ==========         ==========



Note: Per share amounts and shares outstanding for 1997 have been adjusted for the five-for-four stock split effective July 21, 1998.